UNITED STATES DISTRICT COURT
                            DISTRICT OF CONNECTICUT


-----------------------------------------------x
                                               :
ECHLIN INC.,                                   :
                                               :
      Plaintiff and Counterclaim-Defendant,    :
                                               :      Civil Action No.
                 -against-                     :      98-CV-635 (GLG)
                                               :
SPX CORPORATION,                               :      May 4, 1998
                                               :
     Defendant and Counterclaimant.            :
                                               :
-----------------------------------------------x


                          RESPONSIVE BRIEF FOR MAY 7
                        PRELIMINARY INJUNCTION HEARING



Stephan R. Underhill                       Ronald J. Cohen
Jonathan B. Tropp                          David Schneider
Day, Berry & Howard                        Tyler, Cooper & Alcorn LLP
One Canterbury Green                       205 Church Street
Stamford, Connecticut 06901-2047           New Haven, Connecticut 06510
(203) 977-7300                             (203) 784-8200

Alexander R. Sussman                       Dennis E. Glazer
Kenneth Applebaum                          Kenneth M. Bernstein
Peter Jerdee                               John J. Clarke, Jr.
Israel David                               Davis Polk & Wardwell
Fried, Frank, Harris, Shriver &            450 Lexington Avenue
Jacobson                                   New York, New York 10017
One New York Plaza                         (212) 450-4000
New York, New York 10004-1980
(212) 859-8000

Attorneys for SPX Corporation              Attorneys for Echlin Inc.


                               TABLE OF CONTENTS

                                                                    Page

PRELIMINARY STATEMENT................................................  1

STATEMENT OF FACTS...................................................  4

ARGUMENT.............................................................  5

 I.  ECHLIN WAS AND IS REQUIRED TO CALL THE
     SPECIAL MEETING TO BE HELD BY JUNE 23...........................  5

     A.  The Demands Delivered on March 25 Far
         Exceed the 35% Statutory Requirement........................  6

     B.  Delay in Issuance of the Cede Omnibus
         Proxy Does Not Alter The Effectiveness
         Of The Demands As Of March 25, 1998......................... 10

         1.  Cede Does Not Itself Exercise
             Stockholder Rights...................................... 10

         2.  Cede's Record Ownership of Stock
             Does Not Alter the Rights of Beneficial
             Owners Under Section 33-696(a).......................... 12

         3.  The Effect of Sections 33-708(c)
             and 33-697.............................................. 14

     C.  Echlin's Misconduct Should Preclude Its
         Arguments to Delay the Calling of the Special Meeting....... 17

         1.  Echlin Violated SEC Rule 14a-13 in
             Not Advising Cede of the Record Date
             of the Stockholder Solicitation......................... 17

         2.  Failure to Provide SPX with the Cede List............... 18

II.  THE EQUITIES IN THIS CASE AND THE FACT THAT SPX AND
     THE OTHER SHAREHOLDERS OF ECHLIN WILL SUFFER
     IRREPARABLE HARM IF ECHLIN IS NOT ENJOINED TO CALL
     THE SPECIAL MEETING SUPPORT SPX'S REQUEST FOR
     PRELIMINARY INJUNCTIVE RELIEF................................... 18

III. ECHLIN SHOULD BE ENJOINED TO
     COMPLY WITH SEC RULE 14A-9...................................... 20

CONCLUSION........................................................... 22



                             TABLE OF AUTHORITIES


Cases                                                               Page

MMI Investments L.L.C. v. Eastern Co., 701 A.2d 50
   (Conn. Super. Ct. 1996)........................................10, 11

Preston v. Allison, 650 A.2d 646 (Del. 1994)..........................11

Hyde Park Partners, L.P. v. Connolly, 839 F.2d 837
   (1st Cir. 1988)................................................15, 16

Shoen v. AMERCO, 885 F. Supp. 1332 (D. Nev. 1994).....................15


Statutes and Other Authorities

17 C.F.R. Section 240.14a-9...........................................18

17 C.F.R. Section 240.14a-13...............................6 n.4, 14, 17

C.G.S.A. Section 33-696..........................5, 5 n.3, 6, 10, 11, 12

C.G.S.A. Section 33-697...........................................11, 13

C.G.S.A. Section 33-708.......................................11, 12, 13

C.G.S.A. Section 33-946...........................................14, 17

Connecticut Stock Corporation Act Section  33-326.....................10



                         UNITED STATES DISTRICT COURT
                            DISTRICT OF CONNECTICUT


------------------------------------------------x
                                                :
ECHLIN INC.,                                    :
                                                :
       Plaintiff and Counterclaim-Defendant,    :
                                                :      Civil Action No.
                 -against-                      :      98-CV-635 (GLG)
                                                :
SPX CORPORATION,                                :      May 4, 1998
                                                :
        Defendant and Counterclaimant.          :
                                                :
-----------------------------------------------.x


                          RESPONSIVE BRIEF FOR MAY 7
                        PRELIMINARY INJUNCTION HEARING

               Defendant and Counterclaimant SPX Corporation ("SPX") submits this Responsive Brief, in accordance with this Court's April 16 Scheduling Order, in opposition to Echlin's ("Echlin") motion for a preliminary injunction and in further support of SPX's motion for a preliminary injunction.

                             PRELIMINARY STATEMENT

               Ever since SPX made its February 17 proposal for a business combination, Echlin has denied that any offer had actually been made by SPX. That pretense is over. On April 30, 1998, SPX formally commenced its premium Exchange Offer for all of Echlin's outstanding shares. Under the applicable Williams Act and SEC tender offer timing rules, SPX's offer may be consummated on May 28, 1998, subject to the satisfaction of certain conditions (which are expected to be satisfied by the time of the Special Meeting, should SPX prevail at that meeting). See SPX Exchange Offer, SPX Ex. 1 at 42-47.(1) Consequently, with the Exchange Offer now pending, the Special Meeting should be scheduled no later than June 23, 1998. On May 4, 1998, Echlin announced a proposed merger with Dana Corporation that should not affect the scheduling of that meeting.

------------
       (1)Pertinent exhibits cited in this brief are annexed to the Affidavit of Peter Jerdee, to be submitted forthwith, and are cited as "SPX Ex. __." SPX's Exhibits are indexed in Mr. Jerdee's Affidavit to cross-reference them to the Affidavit or Deposition in which they have been offered into the record. Deposition pages cited herein, and in SPX's Reply Brief, will be submitted separately to the Court for its convenience.

               Echlin commenced this lawsuit on April 6, at the same time, issuing a grossly misleading press release that it had received "valid" Demands for the Special Meeting ("Demands") from only 1.9% of its stockholders, rather than from the over 50% it had actually received as of that date. As the record now shows, there is no merit to Echlin's claims or its excuses for not calling the Special Meeting. Echlin has received the Cede Omnibus Consent (also referred to as the "Cede omnibus proxy") (SPX Ex. 2),(2) eliminating its first excuse for not counting the Demands. Echlin's second excuse, the use of a February 18 record date on the ADP Client Proxy that was delivered to Echlin on March 25, 1998 ("ADP Proxy," SPX Ex. 3) was never a serious objection because Echlin always had the information from which it could determine the validity of the ADP Proxy.

------------
        (2)The Cede omnibus proxy for a demand solicitation is styled a Cede omnibus consent. The Cede Omnibus Consent sent to Echlin by Depository Trust is referred to herein as the "Cede omnibus proxy" because it is often referred to in the record as such.

               The Cede omnibus proxy confirms that 99% of the stock for which Demands were submitted by ADP ("ADP Demands"), as mailing and processing agent for its client brokerage and financial firms, were owned of record by the same beneficial owners on February 17 and 18. Moreover, the ADP Demands were nullified in the tabulation process, not because of this 1% discrepancy, but solely because Echlin concocted an unprecedented and incorrect proxy tabulation rule for that very purpose with the effect of disenfranchising street name holders of 25,000,000 Echlin shares.

               Accordingly, although Echlin began this lawsuit with a bang on April 6, its claims should be put to rest with a whimper at the May 7 preliminary injunction hearing. It is now indisputable, factually and legally, that on March 25, 1998, SPX delivered valid Demands from holders of well over 35% of Echlin's stock as of the February 17 record date (with total Demands later exceeding 50%). Echlin was therefore required by April 24, 1998 to call the Special Meeting to be held no later than June 23, 1998. SPX respectfully requests that this Court require Echlin to perform that statutory duty.

               In addition, the record establishes several federal securities law and proxy rule violations by Echlin which require redress through issuance of an appropriate preliminary injunction. That injunction should require suitable coercive disclosure by Echlin and should enjoin it from violating federal securities laws and proxy rules in connection with solicitations of stockholders or in Echlin's SEC filings and publicly disseminated communications concerning the Special Meeting.

                               STATEMENT OF FACTS

               The pertinent facts were summarized in our Memorandum in Support of SPX's Motion for a Preliminary Injunction, dated April 13, 1998, ("SPX P.I. Mem."), annexed to SPX's Motion for Preliminary Injunction of that date. The parties are also submitting a Joint Stipulation of Facts pursuant to the April 16 Scheduling Order. For purposes of adjudicating the issues before this Court, there are few genuine disputes of fact. Accordingly, in the Argument below, we present the facts necessary to the Court's determination of the pending motions and point out the factual errors in Echlin's memorandum of law in support of its later-filed motion for preliminary injunction ("Echlin's opening brief," cited as "E. P.I. Mem.").

               Discovery has established one crucial fact that deserves emphasis. It is now clear that Echlin could easily have confirmed the validity of the ADP Demands, submitted by ADP as processing agent for brokerage and financial firms, by comparing the ADP Proxy to the Cede participants' list on the February 17 record date, which Echlin has had available to it at all relevant times, which Echlin had in its possession long before the demands were delivered. See SPX Ex. 2. Indeed, once SPX received that Cede list in discovery in this action, SPX readily traced the ADP Demands to the February 17 Cede list showing that they were almost all for shares of record with Cede on February 17, in themselves far exceeding the required 35% demand level. See SPX Ex. 4. On May 1, SPX requested in the letter to Mr. Leckerling which forwarded the tracing analysis to him that, in light of the fact that the Cede omnibus proxy had been delivered to him, he review SPX's proof that over 35% of record stockholders on February 17 had made valid Demands in order to obviate the need for the May 7 hearing. Echlin's counsel dismissed this analysis in less than one business day. On May 4, counsel for Echlin responded in a letter by indicating that Echlin disputes the validity of SPX Ex. 4, but offered no substantive rebuttal of the essential facts that exhibit establishes.

                                   ARGUMENT

I.        ECHLIN WAS AND IS REQUIRED TO CALL THE
          SPECIAL MEETING TO BE HELD BY JUNE 23

               Echlin's claim here is that SPX falsely announced it had delivered to Echlin on March 25, 1998 Demands to call the Special Meeting from holders of over 35% of Echlin's stock. That claim fails for the simple reason that SPX did, in fact, deliver valid Demands exceeding the required 35% level. Under Connecticut law, since sufficient Demands were delivered, Echlin was required within 30 days to call the Special Meeting to be held within 60 days of that notice. Thus, not only should Echlin's claim be rejected, but SPX's motion for preliminary injunctive relief should be granted, requiring Echlin to call the Special Meeting no later than June 23, 1998.

          A.  The Demands Delivered on March 25 Far
              Exceed the 35% Statutory Requirement

               The controlling Connecticut statute, Section 33-696 of the Corporation Act,(3) provides that a corporation "shall hold" a special meeting of shareholders, if the holders of at least 35% of all the votes entitled to be cast at the special meeting "sign, date and deliver to the corporation's secretary one or more written demands for the meeting" describing the meeting's purposes. C.G.S.A. Section 33-696(a)(2). Subsection (b) of Section 33-696 provides that, if not otherwise fixed by the Corporation, "the record date for determining shareholders entitled to demand a special meeting is the date the first shareholder signs the demand." C.G.S.A. Section 33-696(b). The setting of the record date not only determines which stockholders may submit demands, but also establishes the total shares of outstanding stock necessary to calculate whether demands delivered meet the 35% requirement on the record date.

------------
        (3)Section 33-696 of the Corporation Act provides in relevant part:

           (a) A corporation shall hold a special meeting of shareholders:
           (1) On call of its board of directors . . .; or (2) if the holders of at least ten per cent of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting sign, date and deliver to the corporation's secretary one or more written demands for the meeting describing the purpose or purposes for which it is to be held, except that if the corporation has a class of voting stock registered pursuant to Section 12 of the Securities Exchange Act of 1934, . . . and no person held ten per cent or more of such votes on February 1, 1988, the corporation need not hold such meeting except upon demand of the holders of not less than thirty-five percent of such votes.

C.G.S.A. Section  33-696(a) (emphasis added.)

               It is a basic principle of federal securities law(4) and Connecticut law(5) that the beneficial owner of stock on the prescribed record date, rather than the nominee record holder of that stock, is entitled to the benefits and rights of ownership, including the right to vote, to receive dividends, or to execute consents or demands for corporate action. In the case of demands for a special meeting under Section 33-696, and specifically the ADP Demands for the Special Meeting here, the statutory language and intent are abundantly clear that, if those demands present shares owned by beneficial owners as of the record date exceeding 35% of a corporation's outstanding stock, those demands require the corporation to call the special meeting. See Point I.B. infra.

------------
        (4)See, e.g., SEC Rule 14a-13, discussed in Point I.C.1. infra.

        (5)See Point I.B. infra.

               All that was needed for Echlin's Corporate Secretary, Mr. Leckerling, to determine the validity of the Demands that were delivered on March 25 was to review the Cede participant list as of the February 17 record date. That list was in the possession of Morrow & Co. ("Morrow"), Echlin's proxy solicitors. More specifically, with respect to the ADP Demands, Mr. Leckerling could then have confirmed that ADP's participating firms held sufficient Echlin stock of record in Cede name to validate and effectuate the ADP Demands signed by street name holders having accounts at those firms.

               As noted above, SPX has performed that analysis in SPX Exhibit 5 to establish this dispositive fact at the May 7 hearing. That analysis demonstrates that, at a minimum, the ADP Proxy reflected ADP Demands in respect of 25,059,196 Echlin shares, or over 39.6% of Echlin's outstanding stock, and represented Gold Demand Cards signed by street name holders who owned that many shares of record on February 17, 1998. SPX has invited Echlin and Mr. Leckerling to identify any errors or uncertainties in that exhibit, see SPX Ex. 5 (May 1, 1998), but has received no substantive response.

               When combined with the SPX Demand for its first 714,100 shares and other Demands already confirmed as "valid" by Mr. Leckerling, the record establishes that, on March 25, SPX delivered to Echlin valid Demands in respect of 26,202,074 Echlin shares at a minimum (and SPX could prove even greater numbers, if required, as explained in the May 1, 1998 letter to Mr. Leckerling). See id. But SPX needed Demands on only 22,137,129 shares, which is the number constituting 35% of Echlin's outstanding stock on the February 17 record date. Consequently, unless Echlin raises a genuine issue or dispute concerning Demands in respect of over 4,000,000 Echlin shares, the 35% requirement has been met.

               Echlin's apparent arguments to contest the 35% showing fail to raise any such genuine issue. As SPX itself noted in its initial brief, NYSE records show only 199,300 shares that might be at issue, and it turns out that 87,250 of these shares were SPX shares which accordingly, have been backed out of SPX's tracing analysis. Echlin noted during discovery that the Cede record position for one Cede participant, Bear Stearns & Co. Inc. ("Bear Stearns"), increased from 696,812 Echlin shares on February 17, 1998 to 2,679,437 Echlin shares on February 18, 1998. Significantly, however, this increase was not reflected, and had no bearing, on the ADP Proxy. The ADP Proxy reports a February 18, 1998 position for Bear Stearns of 696,712 Echlin shares (100 shares less than its true February 17, 1998 Cede position) -- and Demands on only 54,900 of those shares were made in the ADP Proxy. Thus, no objection to their validity can be raised. See ADP Proxy, SPX Ex. 3, at 1. Thus, the Bear Stearns data are immaterial.

               Similarly, Echlin suggested during discovery that Echlin shares may have traded on the London Stock Exchange, among various mutual fund families, and directly between holders of Echlin shares, and that such trading would not be reflected on the records of the New York Stock Exchange.
However, Echlin has failed to explain how these hypothetical and speculative issues affect any of the Demands for any Echlin shares reflected and counted in SPX Exhibit 4 that were not of record as of February 17, 1998. It thus appears that the Demands delivered satisfied the 35% statutory requirement.

          B.  Delay in Issuance of the Cede Omnibus
              Proxy Does Not Alter The Effectiveness
              Of The Demands As Of March 25, 1998

              1.  Cede Does Not Itself Exercise
                  Stockholder Rights

               Echlin concedes that it has now received the Cede omnibus proxy and the Participant Listing with respect to the February 17, 1998 record date. There is no longer any question then that the Demands delivered by over 35%
of Echlin's beneficial owners were valid as a matter of law on March 25, 1998 since Cede, by issuance of the omnibus proxy, appointed each of DTC's Participants as of the February 17, 1998 record date with the right to exercise the number of shares of Echlin stock each Participant held through Cede on February 17, 1998. In other words, Cede's issuance of the omnibus proxy on April 7, 1998 (which because Echlin claims it did not arrive, was followed by delivery later with a duplicate Cede omnibus proxy) gave effect to the Demands delivered to Echlin as of March 25.

               This is clear from the face of the omnibus proxy itself which confers voting rights to the Participants for shares held as of a specific record date indicated on the Participant Listing attaching to the omnibus proxy. See Cede Omnibus Consent, SPX Ex. 2. Furthermore, DTC's own policies evince that Cede's issuance of the omnibus proxy is merely a formality designed solely to effectuate the votes of beneficial owners of the issuing corporation as of a certain record date and that Cede itself does not vote or exercise other stockholder rights:(6)

 ------------
        (6)Echlin, itself, admits that, "Cede & Co. does not itself have an interest in shareholder decisions for the many corporations in which it is a record holder." E. P.I. Mem. at 8.

                       For solicitations where a record date has been established, DTC assigns applicable Cede & Co. voting rights or consenting rights to its Participants having securities credited to their accounts on the record date
                       . . . .

                       Although DTC holds securities in the name of its nominee, Cede & Co., DTC does not exercise voting rights for these securities. Instead, DTC mails an omnibus proxy to the issuer as soon as practicable after the record date. The omnibus proxy will have a DTC security position listing attached to it, containing Participants' positions for the close of business on the record date.

See DTC Participant Operating Procedures, SPX Ex. 6, at 2-3 (emphasis added). Carl Urist, DTC Vice President and Deputy General Counsel, confirmed that DTC's issuance of a Cede omnibus proxy is done as a matter of course in order to effectuate the voting and other rights associated with the shares it holds for its Participants on the record date. See Urist Dep. Tr. at 26.

               To allow the timing of delivery of a Cede omnibus proxy to delay the effectiveness of stockholder action would also be unfair and impractical, as the record here confirms. Mr. Urist and Depository Trust believed, and confirmed to SPX, that the Cede Omnibus Consent was mailed to Echlin on April 8 -- but, according to Mr. Leckerling, it was never received. See Urist Dep. Tr. at 33-35; Leckerling Dep. Tr. at 200-203. SPX did not learn of that fact until the Court conference on April 14. Clearly, such contingencies should not be allowed as a legal matter to delay the effectiveness of demands duly delivered to a corporation.

               The purpose of the Cede omnibus proxy is to permit the verification of demands. The statute requires timing of the meeting to run from delivery of the demands, not verification. Otherwise, a corporation could delay a meeting by delaying verification (as Echlin is trying to do by refusing to request Coopers to verify the demands now that the Cede omnibus proxy has been received).

              2. Cede's Record Ownership of Stock Does Not Alter the Rights of Beneficial Owners Under Section 33-696(a)

               MMI Invs. L.L.C. v. Easter Co., 701 A.2d 50 (Conn. Super. Ct.
1996), makes clear that while an omnibus proxy is ultimately necessary to verify the demands executed by beneficial owners, the fact that a Cede omnibus proxy is issued only after demands of 35% of the shares have been delivered, or any other delay in verifying the 35% number, does not affect the corporation's obligation to call the special meeting within 30 days from the date the demands were delivered.

               In MMI, the court concluded that for purposes of Section 33-326(c) of the Connecticut Stock Corporation Act (the predecessor to Section 33-696(a) of the Corporation Act) shares owned of record by Cede were irrelevant and that beneficial ownership was controlling. In that case, an insurgent, MMI, sought to require the corporation to call a special meeting of shareholders. MMI had obtained demands from in excess of 10% of the company's shares, but fewer than 35%, but contended that 10% was sufficient because Cede had held in excess of 10% of the votes on February 1, 1988 under an exception provided in the statute. The court explained:

                        Cede and Company is not an investor. It is nothing more than a nominee for the convenience of others. It is a tool used by the stock market to facilitate and make more efficient trading in the shares of publicly held companies.

               Id. at 63. Accordingly, the court concluded that Cede's 43% record ownership on February 1, 1988 was irrelevant to the determination whether any person "held" ten percent or more of "such votes" on February 1, 1988. Id.

               Similarly, the reasoning of MMI compels the conclusion that the timing of delivery of the Cede omnibus proxy should not have any substantive effect on the demands made by beneficial owners. Under standard canons of statutory construction, it is a necessary corollary of MMI, which held that the beneficial owners, not Cede, must "hold" more than 10% of "such votes" to trigger the statutory exception, that the "holders of not less than thirty-five per cent of such votes" in the succeeding clause of the same sentence of the same statute likewise refers to the beneficial owners, not Cede. Therefore, here, where well over 35% of the beneficial owners of Echlin stock submitted Demands on March 25, 1988, the Demands were valid as of that date since the Cede omnibus proxy was subsequently delivered to Echlin verifying the Demands.

               The cases upon which Echlin relies for the proposition that record ownership is a fundamental prerequisite to a valid demand are inapposite. All of those cases concern actual votes, not demands. They relate to a different statute (indeed, only one case is from Connecticut) and they concern a different issue. This case is not about construing the ambiguous actions of a record holder nor is it about the failure of a specific beneficial owner to perfect a vote by obtaining a necessary proxy. It is about validating more than 30 million demands of shareholders under Section 33-696(a), which specifically concerns demands for the call of a special meeting. Cf. Preston v. Allison, 650 A.2d 646 (Del. 1994) (giving effect to voting instructions by beneficial owners notwithstanding error by fiduciary record holder).

              3.  The Effect of Sections 33-708(c)
                  and 33-697

               It is clear not only from Section 33-696 of the Corporation Act, but also from the overall statutory architecture, particularly Sections 33-708(c) and 33-697, that with respect to the validity of demands, the Legislature was solely concerned with whether, in fact, 35% of the beneficial owners on the record date actually made demands.

               Section 33-708(c) of the Corporation Act provides that:

                       The corporation is entitled to reject a vote, consent, waiver or proxy appointment if the secretary or other officer or agent authorized to tabulate votes, acting in good faith, has reasonable basis for doubt about the validity of the signature on it or about the signatory's authority to sign for the shareholder.

C.G.S.A. Section  33-708(c) (emphasis added).

               As explained in SPX's opening brief (pp. 13-15) and further confirmed by discovery, if Section 33-708(c) is applicable to this case, Echlin had no good faith reasonable basis for invalidating the Demands delivered on March 25, 1998 for a number of reasons: (1) SPX did, in fact, deliver valid Demands exceeding the required 35% level (see Point I supra);
(2) Echlin was aware that neither Echlin nor SPX knew the identity of the 95% Echlin shareholders who hold Echlin shares through Cede absent a Participant Listing (Cornwell Aff., SPX Ex. 7, Paragraph 14); and (3) Echlin knew that it could have verified the identities of those holders simply by providing Coopers & Lybrand with the Participant Listing for February 17, 1998 that Morrow, Echlin's own proxy solicitor, had obtained from DTC. See Urist Dep. Tr. at 58-59, Morrow Dep. Tr. at 22.

               However, upon further review of the Corporation Act's overall statutory scheme, it appears that Section 33-708(c) does not apply at all to support Echlin's rejection of the Demands. First, Section 33-708(c) does not apply here because Echlin's challenge to the Demands has nothing to do with "the validity of the signature" or "the signatory's authority to sign for the shareholder," the only grounds under this section for rejecting a proxy. Indeed there could be no such challenge here because there is no question about the validity of ADP's signature on the ADP Proxy and it is clear that ADP is authorized to submit proxies on behalf of its participating members.

               Second, and most significantly, Section 33-708(c), by its terms, only applies to the rejection of a "vote, consent, waiver or proxy appointment" -- not to a demand. This is because, as noted, with respect to a demand solicitation, the only issue is whether in fact 35% of the beneficial owners on the record date actually made demands. Thus, even if the corporate secretary, "acting in good faith, has reasonable basis for doubt," and thus rejects demands of 35% of the shares, that decision would not be entitled to any deference once it is shown that, in fact, those demands were made by 35% of the beneficial owners as of the record date.

               Furthermore, Section 33-697 expressly protects this right of shareholders to call a special meeting, notwithstanding the corporation's rejection of demands even when made in good faith with a reasonable basis, by authorizing the court to summarily order a special meeting upon application of any shareholder where the shareholder shows that the corporation failed to notice the special meeting within 30 days after the date sufficient valid demands were delivered to it. C.G.S.A. Section 33-697(a). Thus, the statutory scheme clearly indicates that demands are not to be treated as votes or consents; rather, a corporation must give effect to demands delivered to it and call a special meeting where it has been shown, as it has been here, that beneficial owners of 35% of its shares as of the record date have so demanded.

               Accordingly, since in fact shareholders holding well over 35% of Echlin shares as of the February 17, 1998 record date demanded the Special Meeting as of March 25, 1998 and Echlin has the omnibus proxy to verify those Demands, as a matter of law, Echlin had an obligation to call the Special Meeting within 30 days of March 25, 1998, and to hold the Special Meeting no later than 60 days thereafter, on June 23, 1998.

          C.  Echlin's Misconduct Should Preclude Its
              Arguments to Delay the Calling of the Special Meeting

               As we have demonstrated, the Demands delivered on March 25 to Echlin, as a legal matter, were effective on that date, despite the delay in issuance of Cede's omnibus proxy. If there were any question on that score, Echlin's own wrongdoing in causing that delay should preclude it from arguing for any postponement of the Special Meeting on that basis. Moreover, Echlin's illegal and inequitable conduct in preventing SPX's access to the Cede participant list and in failing even to attempt to tabulate the Demands of its street name stockholders should weight heavily against its unfounded and speculative arguments that the Demands did not exceed the 35% level on March 25.
              1.  Echlin Violated SEC Rule 14a-13 in
                  Not Advising Cede of the Record Date
                  of the Stockholder Solicitation

               In connection with its revocation solicitation of its stockholders, Echlin was required by Rule 14a-13 to inform Cede that it was commencing a solicitation in connection with a February 17, 1998 record date. See 17 C.F.R. Section 240.14a-13. Had Echlin complied with Rule 14a-13, DTC, in accordance with its own written policies, would have caused the Cede omnibus proxy to issue to Echlin automatically well before March 25, 1998, thereby effectuating the Demands delivered to Echlin on that date. Echlin should thus be precluded from contending that the Special Meeting should be postponed as a result of its own failure to fulfill its obligations under federal law.

              2.  Failure to Provide SPX with the Cede List

               On February 17, 1998, SPX demanded under Section 33-946 of the Corporation Act that Echlin provide it with a Cede participant listing as of the February 17 record date. Echlin refused. Furthermore, Echlin refused to authorize DTC to provide the Cede participant listing to SPX. Echlin should not be allowed to delay the Special Meeting based on its own flagrant disregard of its legal obligations, which impeded SPX's ability to conduct its solicitation.

II. THE EQUITIES IN THIS CASE AND THE FACT THAT SPX AND THE OTHER SHAREHOLDERS OF ECHLIN WILL SUFFER IRREPARABLE HARM IF ECHLIN IS NOT ENJOINED TO CALL THE SPECIAL MEETING SUPPORT SPX'S REQUEST FOR PRELIMINARY INJUNCTIVE RELIEF

               If Echlin is not enjoined to call the Special Meeting, SPX and Echlin's other shareholders will suffer irreparable harm from illegal interference with, and delay of, the Special Meeting at which Echlin stockholders would be able to consider SPX's proposal. See Hyde Park Partners, L.P. v. Connolly, 839 F.2d 837 (1st Cir. 1988) (offeror in any takeover attempt suffers irreparable harm where measure effectively kills takeover bid or makes it less likely to succeed); Shoen v. AMERCO, 885 F. Supp. 1332, 1352 (D. Nev. 1994) ("denial or frustration of the right of shareholders to vote their shares or obtain representation on the board of directors amounts to an irreparable injury"). The irreparable harm that Echlin is causing to its own shareholders is all the more immediate and the need for an injunction all the more pressing in light of the fact that SPX has already formally commenced its premium Exchange Offer. The Exchange Offer commenced on April 30, 1998, and, therefore, under the applicable Williams Act and SEC timing rules, it may be consummated as soon as May 28, 1998.(7) See SPX Ex. 1.

------------
        (7)The consummation of the Exchange Offer is subject to the satisfaction of certain conditions which are expected to be satisfied by the time the Special Meeting is held should SPX prevail at the meeting.

               On the other hand, there will be no harm or prejudice to Echlin if the Special Meeting is held. Preliminary relief is both appropriate and necessary where, as here, one party will suffer irreparable harm unless the court intervenes and the other party incurs no injury. Hyde Park Partners, L.P. v. Connolly, 839 F.2d 837 (1st Cir. 1988).

               Furthermore, this Court should issue the preliminary injunction to enjoin Echlin to immediately call the Special Meeting because, as explained in SPX's opening brief (pp. 15-21), the refusal of Echlin's management to do so breaches their fiduciary duties to Echlin's stockholders and unjustifiably infringes upon stockholder voting rights. Further, it impedes and attempts to delay the Special Meeting, which, far from posing a threat to Echlin Stockholders, affirmatively will afford stockholders an opportunity to exercise their voting rights.

               In light of the irreparable harm SPX will suffer if Echlin is not enjoined to call the Special Meeting, the lack of any such harm to Echlin if the Special Meeting is held, and Echlin's management and board's blatant breach of their fiduciary duties in not calling the meeting, the equities in this case dictate that SPX's motion for injunctive relief should be granted.

III.      ECHLIN SHOULD BE ENJOINED TO
          COMPLY WITH SEC RULE 14A-9

               Echlin's inequitable conduct warrants the issuance of a preliminary injunction against its continued dissemination of false information of its shareholders. the legal standards relevant to this injunctive relief are set forth in Echlin's own opening brief (E. P.I. Mem. at 18-19 and 25-28), and need not be restated at length here. If suffices to say that Echlin's repeated public declaration of deficiencies in SPX's demand solicitation, without disclosing the material facts that show the deficiencies result from Echlin's own deliberate conduct, has left an indelible mark on SPX's reputation, that will impact both the solicitation of proxies in connection with the Special Meeting and the Exchange Offer.

               Echlin has widely disseminated, as a statement of fact, that over 30 million demands were invalid because SPX "failed" to obtain the Cede omnibus proxy. Echlin has failed to disclose, however, at least the following material facts necessary to make this representation not misleading:

               (1) At all relevant times, Echlin had in its possession the DTC participant listing sufficient to verify the demands;

               (2) Echlin refused to produce the DTC participant list to SPX despite SPX's demand under Section 33-946 of the Corporation Act and refused to authorize DTC to provide it to SPX;

               (3) had Echlin complied with Rule 14a-13(a)(1)(ii)(B) of the SEC proxy rules, and disclosed to DTC that Echlin had itself commenced a revocation solicitation for the record date, DTC would have caused an omnibus proxy to be sent to Echlin automatically well before March 25, 1998; see Point I.C.1. supra; and

               (4) DTC makes an omnibus proxy available to any issuer upon request, but Echlin deliberately refused to request one.

               Likewise, Echlin has widely disseminated, as a statement of fact, that over 26 million demands represented on the ADP Proxy were invalid, because an "independent" accounting firm concluded the proxy set forth a February 18, 1998 record date. Echlin has failed to disclose, however, at least the following material facts necessary to make this statement not misleading:

               (1) Echlin's agents were aware on February 18, 1998 that ADP was mailing to shareholders one-day off record and did nothing;

               (2) After receipt of the ADP Proxy, Echlin retained Coopers to "count" the demands subject to rules drafted by Echlin designed to disenfranchise these votes, from which Coopers had explicitly dissociated itself.

               (3) Coopers has virtually no relevant prior experience in this area; and

               (4) Coopers or Echlin could have matched substantially all of the votes represented on the ADP Proxy -- constituting themselves more than 35% of Echlin's shares -- to the Cede record list as of February 17, which was in its possession long before March 25, 1998.

               Even now Echlin has refused to compare the ADP Proxy to the Cede record list as of February 17, 1998 even though SPX has given Echlin a document that performs the entire analysis. In light of Echlin's blatant and repeated violation of Rule 14a-9 (including in press releases issued on April 6 and April 14), and the permanent mark Echlin has successfully placed on SPX by charging SPX with submitting fewer than 2% valid demands when over 50% have been tendered, an injunction against the continued violation by Echlin of Rule 14a-9 is required.

                                   CONCLUSION

               For all of the foregoing reasons and those set forth in SPX's opening brief, SPX respectfully requests that this Court deny Echlin's request for injunctive relief and grant SPX's motion for a preliminary injunction.

Dated:  May 4, 1998

                               SPX CORPORATION



                               _______________________________________________
                               Stephan R. Underhill (#ct 00372)
                               Jonathan B. Tropp (#ct 1295)
                               DAY, BERRY & HOWARD
                               One Canterbury Green
                               Stamford, Connecticut 06901-2047
                               (203) 977-7300

                               - and -

                               Alexander R. Sussman (#ct 18853)
                               Kenneth Applebaum
                               Peter Jerdee
                               Israel David
                               FRIED, FRANK, HARRIS, SHRIVER &
                                    JACOBSON
                               One New York Plaza
                               New York, New York 10004-1980
                               (212) 859-8000

                               Attorneys for SPX Corporation


                                 CERTIFICATION

               THIS IS TO CERTIFY that a copy of the foregoing was hand-delivered this May 4, 1998, to plaintiff's counsel, as follows: Ronald
J. Cohen, Esq. and David W. Schneider, Esq., Tyler, Cooper & Alcorn LLP, 205 Church Street, New Haven, Connecticut 06510; and Dennis E. Glazer, Esq., Kenneth M. Bernstein, Esq., John J. Clarke, Jr., Esq., Davis Polk & Wardwell, 450 Lexington Avenue, New York, New York 10017.


                            ________________________________________________
                                       Jonathan B. Tropp